UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2023

eMagin Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-15751	56-1764501
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

700 South Drive, Suite 201 Hopewell Junction, NY	12533
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 838-7900

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	EMAN	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

On July 20, 2023, eMagin Corporation (“eMagin” or the “Company”) filed a Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2023, by and among the Company, Samsung Display Co., Ltd., a Korean corporation (“Parent”), Emerald Intermediate, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Emerald Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Silk USA (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The special meeting of eMagin stockholders (the “Special Meeting”) will be held virtually on August 31, 2023, at 9:00 a.m. Eastern Time, to, among other things, act on the proposal to adopt the Merger Agreement, as disclosed in the Definitive Proxy Statement.

Explanatory Note

In connection with the Merger Agreement, six complaints have been filed by purported stockholders of the Company against the Company and its board of directors (the “Board”) as individual actions in the United States District Courts. Five complaints have been filed in the United States District Court for the Southern District of New York, captioned Oppenhuizen v. eMagin Corporation, et. al., Civil Action No. 1:23-5360 (filed June 23, 2023), Berkland v. eMagin Corporation, et. al., Civil Action No. 1:23-cv-5551 (filed June 28, 2023), O’Dell v. eMagin Corporation, et. al., Civil Action No. 1:23-cv-5621 (filed June 30, 2023), Scott v. eMagin Corporation, et. al., Civil Action No. 1:23-cv-7008 (filed August 9, 2023), and Minzer v. eMagin Corporation, et. al., Civil Action No. 1:23-cv-7097 (filed August 11, 2023), and one complaint has been filed in the United States District Court for the District of Delaware, captioned O’Neill v. eMagin Corporation, et. al., Civil Action No. 1:23-cv-875 (filed August 10, 2023) (collectively, the “Exchange Act Complaints”).

The Exchange Act Complaints generally allege that the Definitive Proxy Statement or the Preliminary Proxy Statement on Schedule 14A filed by the Company in connection with the Merger Agreement on June 20, 2023 (the “Preliminary Proxy Statement”) misrepresent and/or omit certain purportedly material information relating to the Company’s financial projections, the analyses performed by the financial advisor to the Board in connection with the Merger, potential conflicts of interest of the Company’s officers and directors, and the events that led to the signing of the Merger Agreement. The Exchange Act Complaints assert violations of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder against all defendants (the Company and the Board) and violations of Section 20(a) of the Exchange Act against the Company’s directors. The Exchange Act Complaints seek, among other things, an injunction enjoining the stockholder vote on the Merger and the consummation of the Merger unless and until certain additional information is disclosed to eMagin stockholders, rescission and damages if the Merger is consummated, costs of the action, including plaintiffs’ attorneys’ fees and experts’ fees, and other relief the court may deem just and proper.

In addition, between June 26 and August 17, 2023, the Company received demand letters from ten purported stockholders of the Company alleging that the Definitive Proxy Statement or the Preliminary Proxy Statement omit purportedly material information related to the Merger. On June 26, 2023, the Company received one demand made by a purported eMagin stockholder pursuant to Section 220 of the DGCL seeking certain books and records of the Merger and related matters (collectively, the “Demand Letters”).

The Company cannot predict the outcome of the Exchange Act Complaints or Demand Letters. The Company believes that the Exchange Act Complaints and Demand Letters are without merit, and eMagin and the individual defendants intend to vigorously defend against the Exchange Act Complaints and Demand Letters and any subsequently filed similar actions. If additional similar complaints are filed or demand letters are received, absent new or significantly different allegations, the Company will not necessarily disclose such additional filings.

While the Company believes that the disclosures set forth in the Definitive Proxy Statement comply fully with all applicable law and denies the allegations in the pending Exchange Act Complaints and Demand Letters described above, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth in this Schedule (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Exchange Act Complaints and Demand Letters described above that any additional disclosure was or is required or material.

Supplement to Definitive Proxy Statement

All page references used herein refer to pages in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures, and capitalized terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement. Underlined and bolded text shows text being added to a referenced disclosure in the Definitive Proxy Statement and stricken-through text shows text being deleted from a referenced disclosure in the Definitive Proxy Statement. This Current Report on Form 8-K is incorporated into, and amends and/or supplements, the Definitive Proxy Statement as provided herein. Except as specifically noted herein, the information set forth in the Definitive Proxy Statement remains unchanged.

1.	The disclosure under the heading “Background of the Merger” is hereby amended and supplemented by replacing the final paragraph on page 38 of the Definitive Proxy Statement, and carrying over onto page 39 thereof, in its entirety with the following:

On November 18, 2022, the Company Board held a regularly scheduled meeting with Company Management and representatives of Nomura and Goodwin in attendance. Representatives of Nomura and the Company Board discussed potential next steps and timing relating to negotiating a potential strategic transaction with Parent. The Company Board also discussed other potential strategic transactions and possible counterparties for such, as well as other potential alternative courses of action, including remaining a standalone public company. Mr. Koch reviewed the updated version of the Company’s proposed presentation to Parent. The Company Board was supportive of Company Management and Nomura making the presentation to Parent, as the Company Board believed the presentation would help the Company negotiate more favorable terms for the Company in connection with the proposed transaction with Parent. The Company Board approved the Base Case Forecast, the Illustrative Upside Case Forecast and the Mass Manufacturing Contribution Analysis and directed Nomura to use the Base Case Forecast for the preparation of its financial analyses. As stated above, the Board believed the Mass Manufacturing Contribution Analysis would require extensive capital investment, as well as manufacturing and scaling capabilities, and did not form a part of the Company’s business plan as a stand-alone company. Additionally, the Illustrative Upside Case Forecast included more aggressive assumptions compared to the Base Case Forecast and compared to financial forecasts prepared by management for periodic review by the Board and as historically used by management to formulate and communicate financial guidance to investors and analysts.

2.	The disclosure under the heading “Discounted Cash Flow Analysis – Base Case” is hereby amended and supplemented by replacing the final paragraph on page 52 of the Definitive Proxy Statement, and carrying over onto page 53 thereof, in its entirety with the following:

Nomura calculated terminal values by applying a range of perpetuity growth rates of 2.0% to 3.0% (selected based on Nomura’s professional judgment, taking into account Company Management forecasts and market expectations regarding long-term real growth of gross domestic product and inflation) to the Company’s fiscal year 2030 estimated unlevered free cash flow. The unlevered free cash flows and terminal values were then discounted to present values using a range of discount rates from 11.7% to 13.7% which were based on a weighted average cost of capital (or WACC) analysis of the companies utilized by Nomura in its “Comparable Companies Analysis” summarized below. WACC is a measure of the average expected return on all of a given company’s equity securities and debt based on their proportions in such company’s capital structure. The range of implied terminal values used was $104 million to $141 million, which when discounted to present value, yielded implied terminal values of $41 million to $63 million. Nomura took into account certain financial metrics, including betas, for the selected companies based on Nomura’s professional judgment in estimating the weighted average cost of capital. In calculating the implied equity value of the Company, Nomura took into account the net present value of the Company’s U.S. federal and state net operating loss carryforwards of $76.5 million and federal research and development tax credit carryforwards of $2.3 million (as reported in the Company’s annual report on Form 10-K filed with the SEC on March 10, 2023). Based on these calculations and the number of diluted shares outstanding of 102.6 million (taking into account the impact of options, restricted stock units, warrants and convertible preferred stock), this analysis yielded an implied price per share range of $0.42 – $0.65 for shares of Company common stock.

3.	The disclosure under the heading “Other Metrics” is hereby amended and supplemented by replacing the second full paragraph on page 53 of the Definitive Proxy Statement in its entirety with the following:

Discounted Cash Flow Analysis — Illustrative Upside Case. Nomura performed a discounted cash flow analysis using the methodology described above under “Discounted Cash Flow Analysis — Base Case” to calculate an estimated net present value of the Company’s future “unlevered free cash flows” under the Illustrative Upside Case, except that a range of discount rates from 10.7% to 14.7% was used to discount the unlevered free cash flows and terminal values to present values. Such wider range of discount rates was used for the Illustrative Upside Case to take into account the higher risk and uncertainty associated with the Illustrative Upside Case, as compared with the Base Case. The range of implied terminal values used was $311 million to $517 million, which when discounted to present value, yielded implied terminal values of $115 million to $246 million. In calculating the implied equity value of the Company, Nomura took into account the net present value of the Company’s U.S. federal and state net operating loss carryforwards of $76.5 million and federal research and development tax credit carryforwards of $2.3 million (as reported in the Company’s annual report on Form 10-K filed with the SEC on March 10, 2023). Based on a number of diluted shares outstanding of 104.4 million to 105.8 million (taking into account the impact of options, restricted stock units, warrants and convertible preferred stock), this analysis yielded an implied price per share range of $1.87 – $3.24 for shares of Company common stock.

4.	The disclosure under the heading “Potential Future Arrangements” is hereby amended and supplemented by replacing the first full paragraph on page 63 of the Definitive Proxy Statement in its entirety with the following:

As of the date of the Definitive Proxy Statement and the date of this current report on Form 8-K , none of the Company’s non-employee directors or executive officers has held discussions related to, or has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. In the future, however, certain executive officers of the Company may have discussions, or may enter into agreements with, Parent, the Company or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates.

On August 21, 2023, the Company issued a second shareholder reminder letter. A copy of the second shareholder reminder letter is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
99.1	Second Shareholder Reminder Letter issued by eMagin Corporation dated August 21, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Important Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Parent, the Company filed with the SEC the Definitive Proxy Statement on July 20, 2023, relating to the special meeting scheduled for August 31, 2023, which has been sent or provided to Company stockholders. The Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Definitive Proxy Statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s investor relations website at emagin.com/investors or by contacting the Company’s investor relations department at the following:

Investor Relations

investorrelations@emagin.com

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement in connection with the proposed transaction. Company stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Company directors and executive officers in the proposed transaction, which may be different than those of Company stockholders generally, by reading the Definitive Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company and Parent, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the proposed transaction in a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including with respect to the approval of the Company’s stockholders; (iii) potential delays in the consummation of the proposed transaction; (iv) the ability of the Company to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) the impact of the COVID-19 pandemic and the current conflict between the Russian Federation and Ukraine on the Company’s business and general economic conditions; (vii) the Company’s ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (xi) the ability of the Company to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting the Company’s business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which the Company operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect the Company’s financial performance; (xvii) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; and (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Definitive Proxy Statement. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in the Company’s most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. While the list of factors presented here is, and the list of factors presented in the Definitive Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, or liquidity. The forward-looking statements included herein are made only as of the date hereof. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

DATE: August 22, 2023	By:	/s/ Mark A. Koch
	Name:	Mark A. Koch
	Title:	Chief Financial Officer

Exhibit 99.1

August 21, 2023

Dear Fellow Stockholder,

As you may be aware, eMagin has entered into a definitive merger agreement with Samsung Display Company, a subsidiary of Samsung Electronics and a leading, worldwide manufacturer and distributor of display products. Under the terms of the agreement, all shares of eMagin stock would be acquired by Samsung for $2.08 per share in an all-cash transaction, which will be considered by stockholders at our virtual Special Meeting of shareholders on August 31.

Institutional Shareholder Services, Inc. (ISS) and Glass, Lewis & Co., the leading independent, third-party proxy advisors to thousands of institutional investors and pension funds, have formally recommended that eMagin shareholders vote in favor of eMagin’s proposed merger transaction with Samsung Display.

The eMagin Board’s decision to enter into the merger agreement followed a thorough evaluation of eMagin’s strategic alternatives by independent members of the Board and the senior management team. That process included:

•	A solicitation of competing offers among eight strategic counterparties, which yielded no actionable alternatives.

•	The pursuit of alternative commercial arrangements with Samsung Display, which is not interested in a partnership or licensing agreement in any capacity.

•	An evaluation of eMagin’s financial outlook as a stand-alone company and the significant capital raise needed to fund new equipment and cover operating losses.

Such a capital raise would be heavily dilutive for existing stockholders.

•	Seeking a partnership with a commercially capable counterparty in a production-licensing agreement. Such an arrangement would require an expenditure of several hundred million dollars and a number of years to design and build a dPd OLED microdisplay manufacturing line capable of serving the AR/VR consumer market at scale.

eMagin was unable to secure a partner for such an arrangement.

•	The final deal price was reached after several rounds of extensive negotiations and represents Samsung’s highest and best price.

Additionally, eMagin faces significant and immediate financial and operational constraints:

•	As of June 30, 2023, eMagin had $3.3 million of cash and borrowing availability of just $0.8 million under its asset based revolving credit facility.

•	Total revenues for the second quarter of 2023 decreased 31% to $5.0 million, compared with $7.2 million reported in the prior-year period, due in large part to persistent production downtime and lower than expected production yields.

•	Net loss for the second quarter of 2023 was $11.2 million, or $0.13 per share, compared with a loss of $1.4 million, or $0.02 per share, in the prior-year period.

•	As of August 21, 2023, eMagin has borrowed $10.0 million from Samsung Display under a loan and security agreement that was entered into concurrently with the May 17, 2023 signing of the merger agreement.

eMagin’s Board, which is comprised of a majority of independent directors who are not eMagin employees, received advice from the eMagin’s outside legal counsel and financial advisors in reaching its unanimous decision that the proposed merger with Samsung Display represents the best possible outcome for eMagin’s stockholders.

WE BELIEVE THE MERGER IS THE BEST AVAILABLE OPTION TO STOCKHOLDERS AT THIS TIME AND IT IS CRITICAL TO PROTECT THE VALUE OF YOUR INVESTMENT

Please vote today. If you have already voted, you can change your vote.

You can vote online, by telephone or by signing, dating and returning the hard-copy proxy card or voting instruction form. If you received this letter by email you may also vote by simply clicking the “VOTE NOW” button in the accompanying email.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT

Thank you for your support,

Jill J. Wittels	Eric Braddom
Chair of the Board of Directors	Director

Paul Cronson	Ellen Richstone
Director	Director

Andrew G. Sculley	Brig. General Stephen Seay
Director and Chief Executive Officer	Director

YOUR VOTE IS IMPORTANT:

If you have any questions about the special meeting or need assistance in voting your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE at (877) 717-3930